EXHIBIT 12.2
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                        UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       For the Six Months
                                                                                         Ended June 30,
                                                                                  -----------------------------
Millions of dollars                                                                    2001               2000
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Earnings from continuing operations                                                   $ 539              $ 381
Provision for income taxes                                                              372                242
Minority Interests                                                                       30                (10)
Distributions (less than) greater than earnings from equity investments                  31                (21)
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         Earnings subtotal                                                              972                592
Fixed charges included in earnings:
   Interest expense                                                                      97                106
   Interest portion of rentals                                                           10                 12
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         Fixed charges subtotal                                                         107                118
Earnings from continuing operations
   available before fixed charges                                                    $1,079              $ 710
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Fixed charges:
   Fixed charges included in earnings                                                 $ 107              $ 118
   Capitalized interest                                                                  11                  5
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         Total fixed charges                                                          $ 118              $ 123
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Ratio of earnings from operations
   to fixed charges                                                                     9.1                5.8
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